UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                            Harvard Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   417434503
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 17, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [  ]    Rule 13d-1(b)

       [  ]    Rule 13d-1(c)

       [  ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.                                 13G
417434503


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         SOLVation Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12       TYPE OF REPORTING PERSON*

         CO

      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                                 13G
417434503


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Pengo Industries, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12       TYPE OF REPORTING PERSON*

         CO

      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                                 13G
417434503


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Pengo L.L.C.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware


                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12       TYPE OF REPORTING PERSON*

         OO

      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                                 13G
417434503


1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         John W. Adams

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [ ]
                                                                    (b)  [X]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States


                     5        SOLE VOTING POWER

                              0

    NUMBER OF        6        SHARED VOTING POWER
     SHARES
  BENEFICIALLY                0
    OWNED BY
     EACH            7        SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH                 0

                     8        SHARED DISPOSITIVE POWER

                              0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.0%

12       TYPE OF REPORTING PERSON*

         IN

      *SEE INSTRUCTIONS BEFORE FILLING OUT

                        AMENDMENT NO. 2 TO SCHEDULE 13G

This Amendment No. 2 to Schedule 13G is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated as of January 12, 1999, and amended on February 14, 2001 (the "Statement") with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Harvard Industries, Inc., a Delaware corporation (the "Company").

Item 1(a)         Name of Issuer.

                  Harvard Industries, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices.

                  3 Werner Way
                  Lebanon, NJ  08833

Item 2(a)         Name of Person Filing.

                  SOLVation Inc. ("SOLVation")
                  Pengo Industries, Inc. ("Pengo Inc.")
                  Pengo L.L.C. ("Pengo L.L.C.")
                  John W. Adams ("Adams" and, together with SOLVation, Pengo Inc. and Pengo L.L.C., the "Reporting Persons")

Item 2(b)         Address of Principal Business Office, or, if none, Residence.

                  885 Third Avenue
                  34th Floor
                  New York, NY  10022

Item 2(c)         Citizenship.

                  SOLVation         --      Delaware
                  Pengo Inc.        --      Texas
                  Pengo L.L.C.      --      Delaware
                  Adams             --      United States

Item 2(d)         Title of Class of Securities.

                  Common Stock, par value $.01 per share (the "Shares")

Item 2(e)         CUSIP Number.

                  417434503

Item 3. This statement is not filed pursuant to either Rule 13d-1(b), 13d-2(b) or 13d-2(c).

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  Name of Reporting Person: SOLVation

                  (a)  Amount beneficially owned: 0

                  (b)  Percent of class: 0.0%

                  (c)  Number of shares as to which the person has:

                       (i)      Sole power to vote or to direct the vote: 0

                       (ii)     Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 0

                  Name of Reporting Person: Pengo Inc.

                  (a)  Amount beneficially owned: 0

                  (b)  Percent of class: 0.0%

                  (c)  Number of shares as to which the person has:

                       (i)      Sole power to vote or to direct the vote: 0

                       (ii)     Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 0

                  Name of Reporting Person: Pengo L.L.C.

                   (a)  Amount beneficially owned: 0

                  (b)  Percent of class: 0.0%

                  (c)  Number of shares as to which the person has:

                       (i)      Sole power to vote or to direct the vote: 0

                       (ii)     Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 0

                  Name of Reporting Person: Adams

                  (a)  Amount beneficially owned: 0

                  (b)  Percent of class: 0.0%

                  (c)  Number of shares as to which the person has:

                       (i)      Sole power to vote or to direct the vote: 0

                       (ii)     Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of: 0

                       (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group

                  See Item 4.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SOLVATION INC.

                                                   February 17, 2004
                                          --------------------------------------
                                                         Date


                                                   /s/ John W. Adams
                                          -------------------------------------
                                                       Signature


                                                 John W. Adams, President
                                          --------------------------------------
                                                       Name/Title

                                          PENGO INDUSTRIES, INC.

                                                   February 17, 2004
                                          --------------------------------------
                                                         Date


                                                   /s/ John W. Adams
                                          -------------------------------------
                                                       Signature


                                                John W. Adams, President
                                          --------------------------------------
                                                       Name/Title


                                          PENGO, L.L.C.

                                                   February 17, 2004
                                          --------------------------------------
                                                         Date


                                                   /s/ John W. Adams
                                          -------------------------------------
                                                       Signature


                                             John W. Adams, Managing Member
                                          --------------------------------------
                                                       Name/Title


                                                   February 17, 2004
                                          --------------------------------------
                                                         Date


                                                   /s/ John W. Adams
                                          -------------------------------------
                                                       Signature


                                                      John W. Adams
                                          --------------------------------------
                                                       Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)